Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of Fortress Transportation and Infrastructure Investors Ltd. of our report dated November 26, 2013 relating to the financial statements of PJW 3000 LLC, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Singapore, Singapore

January 3, 2014